UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2025

Battalion Oil Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

820 Gessner Road Suite 1100 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	BATL	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 1.01	Entry into a Material Definitive Agreement

Agreement to Divest West Quito Draw Properties

On December 18, 2025, certain subsidiaries of Battalion Oil Corporation (the “Company”) entered into an Agreement of Sale and Purchase (the “Sale Agreement”) with MCM Delaware Resources, LLC (“MCM”) pursuant to which the Company agreed to a sale of substantially all of its oil and natural gas properties and related assets in its West Quito Draw area located in the Southern Delaware Basin located in Ward County, Texas (the “West Quito Assets”) for a total purchase price of approximately $62.59 million.  The effective date of the proposed sale is December 1, 2025, and the Company expects to close the transaction in the first quarter of 2026.

The sale properties include approximately 6,207 net acres located in Ward County, Texas. Proved reserves from these properties accounted for approximately 8 MMBoe, or approximately 12.4 % of the Company’s 2024 Year End proved reserves.

The Company intends to use the net proceeds from the divestiture of the West Quito Assets, if such transaction closes, to repay amounts outstanding under the Company’s Senior Secured Credit Agreement and for general corporate purposes, including funding potential acquisitions and planned drilling expenditures.

The purchase price is subject to adjustments for (i) operating expenses, capital expenditures and revenues between the effective date and the closing date, (ii) title, casualty and environmental defects, and (iii) other purchase price adjustments customary in oil and gas purchase and sale agreements. Pursuant to the terms of the Sale Agreement, MCM paid into escrow a deposit totaling approximately $6.26 million, which amount will be applied to the purchase price if the transaction closes.

MCM and the Company each make representations and warranties in the Sale Agreement that are customary for a transaction of this type. The Sale Agreement also includes customary covenants relating to the operation of the West Quito Assets and other matters.  Purchase price adjustments attributable to title or environmental defects are subject to certain threshold limitations.

The completion of the divestiture of the West Quito Assets is subject to customary closing conditions. The parties may terminate the Purchase Agreement if certain closing conditions have not been satisfied, or if total adjustments to the purchase price exceed 20% of the purchase price, approximately $12.52 million, or the transaction has not closed on or before March 26, 2026. If one or more of the closing conditions are not satisfied, or if the transaction is otherwise terminated, the divestiture may not be completed. There can be no assurance that the Company will sell the West Quito Assets on the terms or timing described or at all.

TenOaks Energy Advisors is serving as financial advisor to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTALION OIL CORPORATION

December 19, 2025	By:	/s/ Matthew B. Steele
	Name:	Matthew B. Steele
	Title:	Chief Executive Officer

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